Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193577

PROSPECTUS SUPPLEMENT NO. 18
DATED MAY 25, 2016
(To Prospectus Declared Effective on February 28, 2014
and Dated March 21, 2014)

OXBRIDGE RE HOLDINGS LIMITED

Maximum of 4,884,650 Units

Minimum of 1,700,000 Units
Each Unit Consisting of One Ordinary Share and One Warrant

This Prospectus Supplement No. 18 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated March 21, 2014, of Oxbridge Re Holdings Limited, as supplemented by that certain Prospectus Supplement No. 1 through No. 17 thereto, relating to the offer and sale by us of up to 4,884,650 units, each unit consisting of one ordinary share and one warrant. This Prospectus Supplement No. 18 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1 through No. 17 thereto.

This Prospectus Supplement No. 18 includes the following document, as filed by us with the Securities and Exchange Commission:

●
The attached Current Report on Form 8-K of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on May 25, 2016.
Our units began trading on the Nasdaq Capital Market under the symbol “OXBRU.” When the units were split into their component parts, the units ceased trading and our ordinary shares and warrants began trading separately on the Nasdaq Capital Market under the symbols “OXBR” and “OXBRW” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 18 (or the original Prospectus or Supplement No. 1 through No. 17 thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 18 is May 25, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2016

OXBRIDGE RE HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36346	98-1150254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

Strathvale House, 2nd Floor 90 North Church Street, Georgetown P.O. Box 469 Grand Cayman, Cayman Islands (Address of Principal Executive Offices)		KY1-9006 (Zip Code)
Registrant’s telephone number, including area code: (345) 749-7570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⬜ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⬜ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⬜ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⬜ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                       Submission of Matters to a Vote of Security Holders.

On May 12, 2016, the Company held the Annual Meeting. The Company previously filed the Proxy Statement and related materials pertaining to the Annual Meeting with the Securities and Exchange Commission. On the record date of April 4, 2016, there were 6,060,000 ordinary shares outstanding and entitled to vote at the Annual Meeting.

Proposal 1: Election of Directors

Six nominees for the Board of Directors were elected to serve as directors of the Company, each to hold office in accordance with the Articles of Association of the Company until the annual general meeting of shareholders of the Company in 2017. The tabulation of votes was as follows:

Director Nominee	Votes For	Votes Against	Abstain

Paresh Patel	1,936,129	44,654	30,001

Sanjay Madhu	1,956,429	24,354	30,001

Krishna Persaud	1,880,663	15,100	115,021

Ray Cabillot	1,965,784	15,100	29,900

Allan Martin	1,943,766	37,118	29,900

Mayur Patel, M.D.	1,870,491	120,292	20,001

 Proposal 2: Ratification of the Appointment of Independent Auditor

The appointment of Hacker, Johnson & Smith, P.A. as the Company’s independent auditor for the fiscal year ending December 31, 2015 was ratified as set forth below:

For	Against	Abstain	Broker Non-Votes
5,404,311	2,000	21,987	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXBRIDGE RE HOLDINGS LIMITED

Date: May 25, 2016	By:	/s/ Wrendon Timothy
Wrendon Timothy
Financial Controller and Secretary (Principal Accounting Officer and Principal Financial Officer